Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Markel Corporation

The Administrative Committee

Markel Corporation Retirement Savings Plan:

We consent to incorporation by reference in the registration statement (No. 333-61686) on Form S-8 of Markel Corporation of our report dated June 9, 2004, relating to the statements of assets available for benefits of the Markel Corporation Retirement Savings Plan as of December 31, 2003 and 2002, and the related statements of changes in assets available for benefits for the years then ended, which report is included in this annual report on Form 11-K.

Richmond, Virginia

June 23, 2004